UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHATEAU COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chateau Communities, Inc.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

September 19, 2003

Dear Stockholders:

As you know, we are holding a special meeting of stockholders of Chateau Communities, Inc. on Tuesday, September 30, 2003, at The University Club, located at 1 West 54th Street, New York, New York, at 9:30 a.m. local time. At the meeting, holders of Chateau Communities, Inc. common stock entitled to vote will be asked to approve a merger agreement that Chateau Communities, Inc. has entered into with Hometown America, L.L.C., including the merger of Chateau Communities, Inc. with and into a wholly owned subsidiary of Hometown America, L.L.C., and the other transactions contemplated by the merger agreement. As a result of the merger, Hometown America, L.L.C. will acquire Chateau Communities, Inc.

On or about August 26, 2003, we mailed to you a detailed proxy statement that contains a description of the proposed merger and other important information for you to consider in connection with the proposed merger. The attached proxy statement supplement contains supplemental information. I urge you to read this proxy statement supplement carefully together with the proxy statement we have sent you regarding the merger.

In particular, this proxy statement supplement contains certain historical and projected financial results of the Company as well as certain additional disclosures supplementing the “Background of the Merger” section of the proxy statement, all of which are being provided in connection with Chateau Communities, Inc.’s agreement in principle to settle two putative class actions filed earlier this month against Chateau Communities, Inc. and the members of its Board of Directors. The actions and settlement in principle are described more fully in this proxy statement supplement.

As you also know, the Board of Directors of Chateau Communities, Inc. has unanimously recommended that our stockholders vote FOR approval of the merger agreement, including the merger of Chateau Communities, Inc. with and into the Hometown America subsidiary and the other transactions contemplated by the merger agreement. The Board of Directors remains fully committed to completing the merger subject to the terms and conditions of the merger agreement.

Your vote on the merger is very important. A proxy card and return envelope are also included with this document, and the document includes information about how to vote by telephone or on the Internet. There is no need to return the proxy card or grant your proxy authorization by telephone or the Internet if you have already done so; however, if you wish to, you can revoke any proxy you previously submitted, or change your vote, at any time before your proxy is submitted at the special meeting by submitting a later dated, signed proxy card or a written revocation of your proxy or proxy authorization.

This document is dated September 19, 2003 and is first being mailed to stockholders on or about September 19, 2003.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE TRANSACTIONS, PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sincerely,

/S/ STEVEN J. SHERWOOD

Steven J. Sherwood

Chairman of the Board

PROXY STATEMENT SUPPLEMENT

Chateau Communities, Inc.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

INTRODUCTION

This document supplements the proxy statement, dated August 26, 2003, provided to you in connection with the proposed acquisition of Chateau Communities, Inc. (the “Company”) by Hometown America, L.L.C. (“Hometown”) pursuant to the merger agreement entered into by the Company, Hometown, Hometown America Holdings, L.L.C., ROC Communities, Inc., and CP Limited Partnership on May 29, 2003. Included with this document are certain historical and projected financial results of the Company as well as certain additional disclosures supplementing the “Background of the Merger” section of the proxy statement, all of which are being provided in connection with Chateau Communities, Inc.’s agreement in principle to settle two putative class actions filed earlier this month against Chateau Communities, Inc. and the members of its Board of Directors. The actions and settlement in principle are described more fully in the “Legal Proceedings” section of this proxy statement supplement. Except as described in this document, the information provided in the proxy statement continues to apply. Terms used but not defined in this document shall have the meanings given to such terms in the proxy statement.

To the extent that information in this document differs from, updates or conflicts with information contained in the original proxy statement, the information in this document is more current. If you need another copy of the original proxy statement, please contact D.F. King & Co., the information agent, at (888) 887-1266.

The following information is to be added as a new section of the proxy statement starting on page 66 of the proxy statement:

Legal Proceedings

On September 3, 2003, a putative class action complaint was filed on behalf of the stockholders of the Company in the Circuit Court for Baltimore City, Maryland against the Company and members of the Company’s Board of Directors in connection with the merger. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties by failing to maximize stockholder value, creating deterrents to third-party offers (including by agreeing to pay a termination fee to Hometown in certain circumstances under the merger agreement) and failing to provide stockholders with information necessary for them to make a fully informed decision about the merger (including by failing to include certain information in the proxy statement, including certain information concerning the Company’s financial results, the Company’s financial projections, certain aspects of the analysis of the Company’s financial advisor, and certain information concerning negotiations with third parties). Among other things, the complaint seeks class action status, a court order enjoining the consummation of the Company stockholder meeting to vote on the merger, a court order striking certain provisions in the merger agreement that provide for a termination fee to be paid by the Company to Hometown in certain circumstances and the payment of attorney’s fees. On September 10, 2003, a similar putative class action complaint was filed on behalf of the stockholders of the Company in the Circuit Court for Baltimore City, Maryland.

On September 16, 2003, the Company reached an agreement in principle with the plaintiffs to settle both actions. In connection with the settlement, the Company has agreed to make certain additional disclosures to its stockholders which are contained in this proxy statement supplement. In addition, Hometown has agreed to unconditionally waive its right to receive any portion of the break-up fee greater than $25 million that the Company is required under the merger agreement to pay to Hometown in certain circumstances, as more fully described starting on page 55 of the proxy statement and in the merger agreement attached to the proxy statement as Exhibit A. Hometown would continue to be entitled to reimbursement of its out-of-pocket expenses incurred in connection with the proposed transactions up to $15 million. For more information, see the Form 8-K filed with the Securities and Exchange Commission (“SEC”) by the Company on September 18, 2003.

The agreement in principle, other than the waiver of the portion of the break-up fee greater than $25 million as described above, is subject to customary conditions including definitive documentation and court approval following notice to the stockholders of the Company and a hearing. A hearing will be scheduled at which the Court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the Court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger agreement. The other terms of the merger agreement are not affected by the proposed settlement.

The following information is to be added as a new section of the proxy statement following the new “Legal Proceedings” section starting on page 66 of the proxy statement:

SELECTED FINANCIAL INFORMATION

Chateau Communities, Inc. Select Historical Financial Data

The Company has agreed to furnish in the context of this proxy solicitation process certain highlights of financial results previously publicly disclosed and publicly available without charge to stockholders through the SEC’S Internet website at http://www.sec.gov or through the Company’s Internet website at http://www.chateaucomm.com, subject to the notes and qualifications contained in the Company’s publicly filed financial statements:

Highlights of Certain Historical Financial and Operational Results

•	For the six months ended June 30, 2002 and 2003, respectively, revenues increased from $133.1 million to $140.2 million.

•	For the years ended December 31, 2001 and 2002, respectively, revenues increased from $233.4 million to $269.7 million.

•	For the six months ended June 30, 2002 and 2003, respectively, expenses increased from $120.6 million to $134.1 million.

•	For the years ended December 31, 2001 and 2002, respectively, expenses increased from $197.9 million to $254.1 million.

•	For the six months ended June 30, 2002 and 2003, respectively, income before gain on disposition of properties and minority interest decreased from $12.5 million to $6.1 million, and income from continuing operations decreased from $8.0 million to $2.6 million.

•	For the years ended December 31, 2001 and 2002, respectively, income before gain on disposition of properties and minority interest decreased from $35.5 million to $15.6 million, and income from continuing operations decreased from $24.4 million to $9.2 million.

•	For the six months ended June 30, 2002 and 2003, respectively, net income available to common shareholders decreased from $9.8 million to $7.4 million.

•	For the years ended December 31, 2001 and 2002, respectively, net income available to common shareholders decreased from $26.3 million to $15.6 million.

•	For the six months ended June 30, 2002 and 2003, respectively, on both a basic and diluted per common share basis, income from continuing operations decreased from $0.27 to $0.09, and net income available to common shareholders decreased from $0.33 to $0.25.

•	For the years ended December 31, 2001 and 2002, respectively, on both a basic and diluted per common share basis, income from continuing operations decreased from $0.84 to $0.31, and net income available to common shareholders decreased from $0.90 to $0.53.

•	For the six months ended June 30, 2002 and 2003, respectively, net cash flow provided by operating activities increased from $43.6 million to $49.6 million.

•	For the years ended December 31, 2001 and 2002, respectively, net cash flow provided by operating activities increased from $91.3 million to $92.3 million.

•	For the six months ended June 30, 2003, total assets, total liabilities and total shareholders’ equity were, respectively, $1.584 billion, $1.168 billion and $290 million.

•	For the year ended December 31, 2002, total assets, total liabilities and total shareholders’ equity were, respectively, $1.515 billion, $1.079 billion and $301 million.

•	Results of operations in 2003 continued to be adversely impacted by many of the same factors that affected the Company’s 2002 results, including, but not limited to:

•	Continued weakening economic conditions, which were more pronounced in certain markets in which the Company operates, specifically, greater Atlanta, Indiana, Michigan, North Carolina, Alabama and Texas;

•	Several retail lenders who provide financing to the Company’s residents exited the marketplace, while others tightened their underwriting standards, making it more difficult for prospective residents to finance homes to be placed in the Company’s communities;

•	Readily available and lower rate mortgage financing allowed the Company’s traditional customers the opportunity to purchase instead a moderately priced site-built home, with an affordable monthly payment;

•	Declining rental rates from apartments further pressured the competitive environment; and

•	Two retail lenders filed for protection under the bankruptcy laws in the fourth quarter of 2002. This affected the pricing of manufactured homes by increasing the supply of repossessed and other pre-owned homes, thereby exerting downward pressure on new and pre-owned home pricing. In addition, these lenders were making rental payments on an aggregate of 800 sites that they were occupying as a result of their repossession of homes from the Company’s residents. Effective in the fourth quarter of 2002, these lenders discontinued rental payments on these sites.

The following information supplements the information set forth on pages 24 through 33 of the proxy statement:

Additional Background Relating to the Merger

At the meeting of our Board held on May 28, 2003, our Board reviewed information prepared by our management team which included forecasts of our funds from operations per share based on specified assumptions relating to the future performance of our company. These forecasts included a base case analysis and a separate analysis that looked at our company assuming that we successfully implemented our longer term strategic plan outlined in the proxy statement. These forecasts showed funds from operations in the base case of $2.31, $2.28 and $2.30 per share for 2003, 2004 and 2005, respectively, and in the strategic plan case of $2.48, $2.64 and $2.68 per share, for 2003, 2004 and 2005, respectively.

At this meeting, at our Board’s request, representatives of Goldman, Sachs & Co. summarized for our Board the financial terms of the competing proposals described in the proxy statement. Our Board discussed with our management and representatives of Goldman, Sachs & Co. and our legal advisors the respective advantages, disadvantages and risks of such competing proposals.

In determining to proceed with the transaction with Hometown, our Board considered that, although the revised proposal from Company C represented the potential for our stockholders to receive nominally higher cash consideration compared to the Hometown proposal, Company C had not yet secured the financing it required for the transaction and still needed additional time for due diligence relating to our company. Company C indicated to our representatives that it would need an estimated four to six additional days to determine whether it would be able to line up the financing for the transaction and complete its due diligence. In contrast, Hometown was prepared to commit immediately to a transaction with our company without any financing contingency or further due diligence period and indicated that it would discontinue further negotiations with our company if we did not promptly enter into definitive agreements with Hometown. As indicated in the proxy statement, and in light of the various uncertainties of Company C’s proposal, our Board determined that our company should not risk losing the transaction with Hometown and therefore determined to accept the final Hometown proposal.

Further, in determining to proceed with the transaction with Hometown, our Board was informed by representatives of Hometown, Company B and Company C that each company had submitted best and final offers for our company.

As indicated above, our Board discussed the respective advantages, disadvantages and risks of the competing proposals received by our company with our management and representatives of Goldman, Sachs & Co. and our legal advisors. Our Board requested Goldman, Sachs & Co. to render an opinion with respect to the fairness from a financial point of view of the consideration proposed to be paid to the holders of our common stock by Hometown. In light of the above and other factors, our Board did not request Goldman, Sachs & Co. to, and Goldman, Sachs & Co. did not, (i) address in such opinion the relative merits of the Hometown transaction as compared to the then final proposals by Company B or Company C or any other business transaction that might be available to our company or (ii) render an opinion with respect to the fairness from a financial point of view of the consideration proposed to be paid to the holders of our common stock pursuant to the then final proposals by Company B or Company C.

HOW TO VOTE OR CHANGE YOUR VOTE

For those stockholders entitled to vote on the merger at the special meeting, a new proxy card and return envelope have been included with this document. There is no need to return the proxy card or grant your proxy authorization by telephone or the Internet if you have already done so; however, if you wish to, you can revoke any proxy you previously submitted, or change your vote, at any time before your proxy is submitted at the special meeting by submitting a later dated, signed proxy card or a written revocation of your proxy or proxy authorization. For the convenience of stockholders, we set out below instructions on how to vote or change your vote as well as details of the special meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO VOTE IN PERSON AT THE SPECIAL MEETING, IF YOU HAVE NOT YET VOTED OR IF YOU WISH TO CHANGE YOUR VOTE, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU MAY ALSO GRANT YOUR PROXY AUTHORIZATION BY TELEPHONE OR ON THE INTERNET AS DESCRIBED BELOW AND ON THE ENCLOSED PROXY CARD. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote personally.

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

The special meeting will be held at The University Club, located at 1 West 54th Street, New York, New York, on Tuesday, September 30, 2003, at 9:30 a.m. local time. The purpose of the special meeting is to consider and vote on approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

The Company’s Board has unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and has unanimously voted to recommend that our stockholders vote FOR the approval of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

WHO CAN VOTE AT THE SPECIAL MEETING

Only stockholders of record at the close of business on the record date, August 22, 2003, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the special meeting, or any postponements or adjournments of the special meeting.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker will provide to you. If you do not provide instructions to your broker, your shares of common stock will not be voted and this will have the same effect as a vote against the proposal to approve the merger agreement, including the merger and the other transactions contemplated by the merger agreement. The total number of shares of our common stock outstanding as of the record date was 30,158,911.

VOTE REQUIRED

Approval of the merger requires the affirmative vote by holders of at least two-thirds of the outstanding shares of the Company’s common stock. Each stockholder has one vote for each share of the Company’s common stock owned on the record date. If you fail either to return your proxy card, to give a proxy authorization by telephone or the Internet or to vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be a vote against the merger.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate number of shares of the Company’s common stock outstanding on the record date will constitute a quorum, allowing the Company to conduct the business of the special meeting.

HOW YOU CAN VOTE

Each stockholder has one vote for each share of our common stock owned on the record date. If you fail either to return your proxy card, to give a proxy authorization by telephone or the Internet or to vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be a vote against the merger. If you are the record holder of shares of common stock of the Company, you can vote your stock in any of four ways:

•	Granting Your Proxy by Mail. If you choose to grant your proxy by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxies submitted by mail must be received by September 26, 2003.

•	Granting Your Proxy Authorization by Telephone. You can grant your proxy authorization by telephone by calling the toll-free telephone number on your proxy card. You may grant your proxy by telephone 24 hours a day. Proxies submitted by telephone must be received prior to September 29, 2003.

•	Granting Your Proxy on the Internet. You can also grant your proxy on the Internet. The web site where you can grant your proxy is on your proxy card and is available 24 hours a day. Proxies submitted on the Internet must be received prior to September 29, 2003.

•	Voting in Person. You can also vote in person at the special meeting.

If you grant your proxy authorization by telephone or on the Internet, you should not return your proxy card. Instructions on how to grant your proxy by telephone or on the Internet are given on the proxy card included with this document. If you complete and properly sign the accompanying proxy card and return it to us prior to the special meeting or if you properly give a proxy authorization by phone or the Internet, such proxy card or authorization will be voted as you direct. If you are a registered stockholder and attend the special meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker will provide to you.

If you vote your shares by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or telephone or Internet proxy authorization. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote in favor of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

As of the record date, the directors, nominated directors and executive officers of the Company beneficially owned, in the aggregate, 2,632,214 outstanding shares of common stock of the Company, or collectively approximately 8.3% of the outstanding shares of common stock of the Company on that date.

The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, and without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by our officers or employees. In addition, the Company will pay approximately $15,000 (plus reimbursement of out-of-pocket expenses) to D.F. King & Co., Inc., the Company’s proxy solicitor. The Company will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such persons, and the Company will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

HOW TO REVOKE OR CHANGE YOUR VOTE

You may change your vote by (1) delivering to the Company’s Secretary, before the special meeting, a later dated, signed proxy card or a written revocation of your proxy or proxy authorization or (2) attending the special meeting and voting in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request; however, your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker, you must bring to the special meeting a legal proxy from the broker authorizing you to vote the shares.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers like our company, which file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve financial information from our website at www.chateaucomm.com.

The SEC allows the Company to “incorporate by reference” information into this document, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this document, except for information superseded by information in, or by information incorporated by reference in, this document. This document incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	Current Report on Form 8-K, dated May 29, 2003;

•	Current Report on Form 8-K, dated May 30, 2003;

•	Current Report on Form 8-K, dated September 9, 2003; and

•	Current Report on Form 8-K, dated September 18, 2003.

The Company is also incorporating by reference additional documents that the Company may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the special meeting of stockholders.

You may have been sent some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. A copy of any and all of the information that has been incorporated by reference is available from the Company, excluding any exhibits which are not specifically incorporated by reference as exhibits to this proxy statement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

Chateau Communities, Inc.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

(303) 741-3707

Attention: Tamara D. Fischer, Secretary

If you would like to request documents from the Company, please do so immediately to receive them before the special meeting.

You should rely only on the information in this document or to which the Company has referred you. The Company has not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.